Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

Amendment No. 1, dated as of June 24, 2010 (the “Amendment”), to the Amended and Restated Rights Agreement, dated as of November 12, 2001 (the “Rights Agreement”), between Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), and The Bank of New York Mellon f/k/a The Bank of New York, a New York banking corporation, as Rights Agent (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and

WHEREAS, on June 22, 2010, the Board of Directors of the Company, in accordance with Section 27 of the Rights Agreement, determined it desirable and in the best interests of the Company and its shareholders to supplement and amend certain provisions of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment to Section 1. The defined term, “Threshold Percentage,” set forth in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“ “Threshold Percentage” shall mean 15%.”

Section 2. Amendment to Section 2. Section 2 of the Rights Agreement is hereby amended by deleting the phrase “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution also be the holders of the Common Shares of the Company” from the first sentence of Section 2.

Section 3. Amendment to Section 18. Section 18(b) is hereby amended by inserting the following sentence at the end of Section 18(b): “Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.”

Section 4. Amendment to Summary of Rights. The form of Summary of Rights to purchase Preferred Shares set forth in Exhibit C attached to the Rights Agreement is hereby amended such that, in clauses (i) and (ii) appearing on page 1 thereof, “10%” is replaced with “15%” in each such clause.

Section 5. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Rights Agreement, the provisions of this Amendment shall govern and control.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		APOGEE ENTERPRISES, INC.

By:	s/s Patricia A. Beithon	By:	s/s Russell Huffer
	Patricia A. Beithon		Russell Huffer
Title:	General Counsel and Secretary	Title:	Chief Executive Officer and President

THE BANK OF NEW YORK MELLON,
Attest:		as Rights Agent

By:	s/s Jeanette Rocha	By:	s/s Margaret B. Lloyd
Title:	Relationship Manager	Title:	V P